Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

We consent to the use of our reports with respect to Legg Mason Western Asset SMASh Series M Fund, Legg Mason Western Asset SMASh Series C Fund and Legg Mason Western Asset SMASh Series EC Fund, each a series of Legg Mason Partners Institutional Trust, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

February 23, 2011